Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JUNE 2, 2023

HURCO REPORTS SECOND QUARTER RESULTS FOR FISCAL YEAR 2023

INDIANAPOLIS, INDIANA – June 2, 2023 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the second fiscal quarter ended April 30, 2023. Hurco recorded net income of $377,000, or $0.06 per diluted share, for the second quarter of fiscal year 2023, compared to net income of $2,029,000, or $0.30 per diluted share, for the corresponding period in fiscal year 2022. For the first six months of fiscal year 2023, Hurco reported net income of $1,707,000, or $0.26 per diluted share, compared to net income of $5,564,000, or $0.83 per diluted share, for the corresponding period in fiscal year 2022.

Sales and service fees for the second quarter of fiscal year 2023 were $53,819,000, a decrease of $9,006,000, or 14%, compared to the corresponding prior year period, and included an unfavorable currency impact of $1,503,000, or 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the first six months of fiscal year 2023 were $108,501,000, a decrease of $21,211,000, or 16%, compared to the corresponding prior year period, and included an unfavorable currency impact of $4,692,000, or 4%, when translating foreign sales to U.S. dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the second fiscal quarter and six months ended April 30, 2023, and 2022 (dollars in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Americas	$18,324	$22,409	($4,085)	(18)%	$40,337	$46,418	($6,081)	(13)%
Europe	29,991	30,882	(891)	(3)%	58,583	65,000	(6,417)	(10)%
Asia Pacific	5,504	9,534	(4,030)	(42)%	9,581	18,294	(8,713)	(48)%
Total	$53,819	$62,825	($9,006)	(14)%	$108,501	$129,712	($21,211)	(16)%

Sales in the Americas for the second quarter and first six months of fiscal year 2023 decreased by 18% and 13%, respectively, compared to the corresponding periods in fiscal year 2022, primarily due to decreased shipments of Hurco and Milltronics machines and reduced sales of other original equipment manufacturer (“OEM”) machines by one of our wholly-owned domestic distributors. These reductions were partially offset by increased shipments of Takumi machines.

European sales for the second quarter of fiscal year 2023 decreased by 3%, compared to the corresponding period in fiscal year 2022, and included an unfavorable currency impact of 4%, when translating foreign sales to U.S. dollars for financial reporting purposes. The decrease in European sales was primarily attributable to a decreased volume of shipments of Hurco machines in Italy and France and the negative impact of foreign currency translation, partially offset by increased sales of Hurco machines in the United Kingdom and Germany, as well as increased European sales of Milltronics machines and electro-mechanical components and accessories manufactured by our wholly-owned subsidiary, LCM Precision Technology S.r.l. (“LCM”). European sales for the first six months of fiscal year 2023 decreased by 10%, compared to the corresponding period in fiscal year 2022, and included an unfavorable currency impact of 6%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decrease in European sales was primarily attributable to a decreased volume of shipments of Hurco machines in Italy, Germany and France, partially offset by increased sales of Hurco machines in the United Kingdom, as well as increased European sales of Milltronics machines and electro-mechanical components and accessories manufactured by LCM.

Asian Pacific sales for the second quarter and first six months of fiscal year 2023 decreased by 42% and 48%, respectively, compared to the corresponding periods in fiscal year 2022, and each included an unfavorable currency impact of 4%, when translating foreign sales to U.S. dollars for financial reporting purposes. The decreases in Asian Pacific sales in both periods primarily resulted from a reduced volume of shipments of Hurco machines in Southeast Asia and India and Takumi and Hurco machines in China.

Orders for the second quarter of fiscal year 2023 were $60,223,000, an increase of $1,365,000, or 2%, compared to the corresponding period in fiscal year 2022, and included an unfavorable currency impact of $1,778,000, or 3%, when translating foreign orders to U.S. dollars. Orders for the first six months of fiscal year 2023 were $113,453,000, a decrease of $16,260,000, or 13%, compared to the corresponding period in fiscal year 2022, and included an unfavorable currency impact of $5,088,000, or 4%, when translating foreign orders to U.S. dollars.

Greg Volovic, Chief Executive Officer, stated, “Although the macroenvironment continues to present some challenging business conditions resulting in lower demand levels, I am encouraged by improvements in our second quarter performance where we have seen an increase in our European orders and our North American market share, driven primarily by available inventory. The improvement in sales for Europe is critical to our profitability and strategic growth as orders are currently slightly outpacing sales. We are expanding our footprint in Europe and investing more in sales and marketing, particularly in automation and enhanced control technology.  Balancing inventory as a function of forecasted demand will continue. We also remain committed to our balanced capital allocation strategy.”

The following table sets forth new orders booked by geographic region for the second fiscal quarter and six months ended April 30, 2023, and 2022 (dollars in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Americas	$22,254	$24,421	($2,167)	(9)%	$41,941	$46,537	($4,596)	(10)%
Europe	32,994	27,870	5,124	18%	62,880	68,535	(5,655)	(8)%
Asia Pacific	4,975	6,567	(1,592)	(24)%	8,632	14,641	(6,009)	(41)%
Total	$60,223	$58,858	$1,365	2%	$113,453	$129,713	($16,260)	(13)%

Orders in the Americas for the second quarter and first six months of fiscal year 2023 decreased by 9% and 10%, respectively, compared to the corresponding periods in fiscal year 2022. The decreases in orders for both periods were primarily due to decreased customer demand for Hurco and Milltronics machines, partially offset by increased orders for Takumi machines and for machines produced by other OEMs that are sold by one of our wholly-owned domestic distributors.

European orders for the second quarter of fiscal year 2023 increased by 18%, compared to the corresponding prior year period, and included an unfavorable currency impact of 5%, when translating foreign orders to U.S. dollars. The increase in orders was driven primarily by increased customer demand for Hurco machines across the European region and for electro-mechanical components and accessories manufactured by LCM. European orders for the first six months of fiscal year 2023 decreased by 8%, compared to the corresponding prior year period, and included an unfavorable currency impact of 7%, when translating foreign orders to U.S. dollars. This decrease was primarily attributable to decreased customer demand for Hurco and Takumi machines in Germany and France, partially offset by increased customer demand for Hurco machines in the United Kingdom and Italy and for electro-mechanical components and accessories manufactured by LCM.

Asian Pacific orders for the second quarter of fiscal year 2023 decreased by 24%, compared to the corresponding prior year period, and included an unfavorable currency impact of 5%, when translating foreign orders to U.S. dollars. The reduction in Asian Pacific orders was driven primarily by a decrease in customer demand for Hurco and Takumi machines in China and India, partially offset by increased demand for Hurco machines in Southeast Asia.  Asian Pacific orders for the first six months of fiscal year 2023 decreased by 41%, compared to the corresponding prior year period, and included an unfavorable currency impact of 4%, when translating foreign orders to U.S. dollars. The year-over-year decrease in Asian Pacific orders for this period was driven primarily by a decrease in customer demand for Hurco and Takumi machines in China, Southeast Asia and India.

Gross profit for the second quarter of fiscal year 2023 was $12,583,000, or 23% of sales, compared to $15,602,000, or 25% of sales, for the corresponding prior year period. Gross profit for the first six months of fiscal year 2023 was $25,301,000, or 23% of sales, compared to $32,509,000, or 25% of sales, for the corresponding prior year period.  The year-over-year decreases in gross profit as a percentage of sales in both periods were primarily due to the lower volume of sales of vertical milling machines and the negative impact of fixed costs on lower sales and production volumes.

Selling, general, and administrative expenses for the second quarter of fiscal year 2023 were $11,592,000, or 22% of sales, compared to $12,515,000, or 20% of sales, in the corresponding fiscal year 2022 period, and included a favorable currency impact of $239,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses for the first six months of fiscal year 2023 were $23,076,000, or 21% of sales, compared to $24,212,000, or 19% of sales, in the corresponding fiscal year 2022 period, and included a favorable currency impact of $820,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year decreases in selling, general and administrative expenses in absolute dollar terms in both periods were primarily attributable to lower costs related to sales commissions, marketing and tradeshow expenses, and employee support costs for the global operations.

The effective tax rates for the second quarter and first six months of fiscal year 2023 were 44% and 35%, respectively, compared to 31% in each of the corresponding prior year periods. The year-over-year increases in the effective tax rates were primarily due to changes in geographic mix of income and loss that includes jurisdictions with differing tax rates, a discrete item related to stock compensation and the impact of valuation allowances on an overall lower level of income before taxes.

Cash and cash equivalents totaled $52,155,000 at April 30, 2023, compared to $63,922,000 at October 31, 2022. Working capital was $199,502,000 at April 30, 2023, compared to $194,733,000 at October 31, 2022. The increase in working capital was primarily driven by increases in inventories, net and prepaid and other assets and decreases in accrued payroll and employee benefits, partially offset by decreases in cash and cash equivalents and accounts receivable, net and an increase in accounts payable.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, our business and operations, our employees and the business, operations and economies of our customers and suppliers; the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; the United Kingdom’s withdrawal from the European Union (Brexit); the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2023	2022	2023	2022

	(unaudited)		(unaudited)
Sales and service fees	$ 53,819	$ 62,825	$ 108,501	$ 129,712
Cost of sales and service	41,236	47,223	83,200	97,203
Gross profit	12,583	15,602	25,301	32,509
Selling, general and administrative expenses	11,592	12,515	23,076	24,212
Operating income	991	3,087	2,225	8,297
Interest expense	55	6	71	13
Interest income	85	-	137	53
Investment income	7	3	36	181
Other income (expense), net	(360)	(162)	281	(418)
Income before taxes	668	2,922	2,608	8,100
Provision for income taxes	291	893	901	2,536
Net income	$ 377	$ 2,029	$ 1,707	$ 5,564

Income per common share
Basic	$ 0.06	$ 0.30	$ 0.26	$ 0.83
Diluted	$ 0.06	$ 0.30	$ 0.26	$ 0.83
Weighted average common shares outstanding
Basic	6,486	6,571	6,536	6,594
Diluted	6,516	6,640	6,570	6,641

Dividends per share	$ 0.16	$ 0.15	$ 0.31	$ 0.29

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2023	2022	2023	2022

	(unaudited)		(unaudited)
Gross margin	23%	25%	23%	25%
SG&A expense as a percentage of sales	22%	20%	21%	19%
Operating income as a percentage of sales	2%	5%	2%	6%
Pre-tax income as a percentage of sales	1%	5%	2%	6%
Effective tax rate	44%	31%	35%	31%
Depreciation and amortization	$ 1,050	$ 965	$ 2,104	$ 1,907
Capital expenditures	$ 807	$ 526	$ 1,406	$ 1,106

Balance Sheet Data:	4/30/2023	10/31/2022
Working capital	$ 199,502	$ 194,733
Days sales outstanding	49	38
Inventory turns	1.1	1.2
Capitalization
Total debt	--	--
Shareholders' equity	227,705	222,644
Total	$ 227,705	$ 222,644

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	April 30,	October 31,
	2023	2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 52,155	$ 63,922
Accounts receivable, net	34,895	38,444
Inventories, net	175,831	156,207
Derivative assets	172	2,515
Prepaid and other assets	9,443	6,981
Total current assets	272,496	268,069
Property and equipment:
Land	1,046	868
Building	7,392	7,352
Machinery and equipment	28,018	26,532
Leasehold improvements	4,677	4,351
	41,133	39,103
Less accumulated depreciation and amortization	(32,888)	(30,620)
Total property and equipment, net	8,245	8,483
Non-current assets:
Software development costs, less accumulated amortization	7,298	7,302
Intangible assets, net	1,139	1,246
Operating lease - right of use assets, net	8,754	8,460
Deferred income taxes	3,984	3,442
Investments and other assets, net	9,886	9,235
Total non-current assets	31,061	29,685
Total assets	$ 311,802	$ 306,237

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 45,171	$ 40,707
Customer deposits	5,866	4,839
Derivative liabilities	2,277	3,632
Operating lease liabilities	4,081	3,973
Accrued payroll and employee benefits	7,947	10,751
Accrued income taxes	1,801	2,611
Accrued expenses	4,416	5,397
Accrued warranty expenses	1,435	1,426
Total current liabilities	72,994	73,336
Non-current liabilities:
Deferred income taxes	84	67
Accrued tax liability	1,287	1,281
Operating lease liabilities	5,032	4,814
Deferred credits and other	4,700	4,095
Total non-current liabilities	11,103	10,257

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,553,673 and 6,645,352 shares issued and 6,462,138 and 6,566,994 shares outstanding, as of April 30, 2023 and October 31, 2022, respectively	646	657
Additional paid-in capital	60,518	63,635
Retained earnings	179,550	179,877
Accumulated other comprehensive loss	(13,009)	(21,525)
Total shareholders' equity	227,705	222,644
Total liabilities and shareholders' equity	$ 311,802	$ 306,237